FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-201743-02

October 5, 2015

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC (File Number 333‑201743) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-800-294-1322 or by e‑mail to dg.Prospectus_Requests@baml.com.

This free writing prospectus does not contain all information that is required to be included in the prospectus and the prospectus supplement.

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Any legends, disclaimers or other notices that may appear at the bottom of, or attached to, the email communication to which this material may have been attached are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another email system.

$1,080,642,000 (Approximate)
Banc of America Merrill Lynch Commercial Mortgage Inc.
Depositor
Bank of America, National Association
Morgan Stanley Mortgage Capital Holdings LLC
CIBC Inc.
 Starwood Mortgage Funding III LLC
Sponsors and Mortgage Loan Sellers
Morgan Stanley Bank of America Merrill Lynch Trust 2015-C25
Issuing Entity

Commercial Mortgage Pass-Through Certificates, Series 2015-C25

This free writing prospectus relates to Banc of America Merrill Lynch Commercial Mortgage Inc.’s offering of Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C and Class D of its Series 2015-C25 Commercial Mortgage Pass‑Through Certificates updates or adds the following information as it relates to (i) the free writing prospectus, dated September 28, 2015 and filed with the Securities and Exchange Commission under accession number 0001567619-15-001279, as supplemented by the free writing prospectus, dated October 1, 2015 and filed with the Securities and Exchange Commission under accession number 0001567619-15-001316 (together, the “Free Writing Prospectus”; capitalized terms not defined herein are used as defined in the Free Writing Prospectus) and (ii) the free writing prospectus also designated as the “Structural and Collateral Term Sheet”, dated September 28, 2015 and filed with the Securities and Exchange Commission under accession number 0001567619-15-001275 (the “Term Sheet”):

General Updates

•	The following is added as the new sixth paragraph under “Description of the Mortgage Pool—General” to the Free Writing Prospectus:

Each mortgage loan seller, with respect to the mortgage loans sold by such mortgage loan seller, has informed the depositor that (a) an appraisal or market analysis for all of the mortgaged properties was performed (or an existing appraisal was updated) on behalf of such mortgage loan seller within the twelve (12)-month period prior to the Cut-off Date and (b) such appraisal contained a statement or was accompanied by a letter from the related appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date the appraisal was completed. See also the definition of “Appraised Value” under “Description of the Mortgage Pool—Additional Mortgage Loan Information” in this free writing prospectus.

•	The following replaces the final paragraph under “Servicing of the Mortgage Loans—Asset Status Reports” to the Free Writing Prospectus:

For the avoidance of doubt, with respect to any Excluded Controlling Class Mortgage Loan, any Controlling Class Representative or Controlling Class Certificateholder that is a Borrower Party with respect to such Excluded Controlling Class Mortgage Loan will be prohibited from obtaining access to Asset Status Reports, Final Asset Status Reports or any summaries thereof (and any other information identified in the Pooling and Servicing Agreement) related to such Excluded Controlling Class Mortgage Loan. The Pooling and Servicing Agreement will require the Controlling Class Representative and any such Controlling Class Certificateholder to certify that they acknowledge and agree that they are prohibited from accessing and reviewing (and they will agree not to access and review) any other information with respect to any such Excluded Controlling Class Mortgage Loans (other than such information that is aggregated with information of other mortgage loans at a pool level, which the Controlling Class Representative and any such Controlling Class Certificateholder are entitled to access).

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy the Offered Certificates in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the Offered Certificates, supersedes any conflicting information contained in the Free Writing Prospectus, the Term Sheet and any other prior similar materials relating to the Offered Certificates.  The information in this free writing prospectus may be amended or supplemented.  This free writing prospectus is being delivered to you solely to provide you with information about the offering of the Offered Certificates referred to in the Free Writing Prospectus and to solicit an offer to purchase the Offered Certificates, when, as and if issued.  Any such offer to purchase made by you will not constitute a contractual commitment by you to purchase or give rise to an obligation by the underwriters to sell any of the Offered Certificates until the underwriters have accepted your offer to purchase Offered Certificates.  Any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Offered Certificates or determined if this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.